EXHIBIT 10.17

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Michael Tuchen (“Executive”) and Talend, Inc. (the “Company”) and Talend S.A. (the “Parent”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Executive Officer;

WHEREAS, Executive signed an Executive Employment Agreement with the Company on January 29, 2014 (the “Employment Agreement”);

WHEREAS, Executive signed an At-Will, Non-Competition, and Confidentiality Agreement with the Company on January 30, 2014 (the “Confidentiality Agreement”);

WHEREAS, Executive signed a Change of Control and Severance Agreement, dated July 8, 2016 (the “COC Agreement”);

WHEREAS, Executive previously was granted equity awards to acquire ordinary shares of Parent (each, an “Equity Award”) pursuant to the terms and conditions of the applicable Parent equity plan and award agreement under which such Equity Award was granted (the “Equity Documents”);

WHEREAS, Executive resigned from employment with the Company effective January 9, 2020 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against Parent, the Company, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent, the Company and Executive hereby agree as follows:

COVENANTS

1.         Consideration.

a.                      Resignation as Chief Executive Officer.  As of January 8, 2020, Executive will be deemed to have resigned voluntarily from his position as Chief Executive Officer and as an officer and director of any of Parent’s subsidiaries or affiliates of Parent (including the Company), without any further required action by the Executive;  provided however, if Parent or the Company requests, Executive will execute any documents necessary to reflect his resignation.

b.                     Member of the Board of Directors.  As of and following the Separation

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Date, Executive will continue to be a member of Parent’s board of directors (the “Board”), subject to any required approvals by the Company’s stockholders. The current term of Executive’s Board seat expires at Parent’s annual general meeting in 2022 (the “Board Term”). At the end of the Board Term, Executive shall resign from the Board and not stand for re-election on the Board.

c.                      Severance.  Executive shall be entitled to receive the following severance payments and benefits on the terms set forth below:

a.    A lump sum payment equal to $365,000, which represents 100% of his base salary as of immediately prior to the Separation Date (the “Cash Severance”).  The Cash Severance shall be paid, less applicable withholding, on the first Company payroll date following the 55th day following the Separation Date.

b.   A lump sum payment equal to the achieved amount of Executive’s fiscal 2019 annual bonus (the “2019 Bonus”), which shall be based on Executive’s annual fiscal 2019 target bonus and the Board’s assessment of the achievement of the 2019 annual bonus plan performance objectives previously established by the Board. Any 2019 Bonus shall be paid at the same time as other 2019 annual bonus payments are paid to the Company’s senior executives, which is expected to occur during the first quarter of the 2020 fiscal year.

c.    If Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will reimburse the Executive for the premiums necessary to continue group health insurance benefits under COBRA for the Executive and the Executive’s eligible dependents until the earliest of (i) the date that is 12 months following the date of the Executive’s termination of employment, (ii) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (iii) the date upon which the Executive or the Executive’s eligible dependents, as applicable, ceases to be eligible for coverage under COBRA. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating Executive’s payments for COBRA coverage.

d.                     Acknowledgement.  Except as explicitly set forth in this Agreement, Executive acknowledges and agrees that Executive is not, at the time Executive executes this Agreement, entitled to receive any severance compensation or benefits from Parent or the Company, including, but not limited to, any such severance benefits that Executive may have otherwise been entitled to pursuant to any other agreement, including the Employment Agreement and COC Agreement.  Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this section 1(c).

2.         Equity.  Notwithstanding any provision in the Equity Documents to the contrary,

a.                      Each Equity Award that is outstanding and unvested (each of which is identified on Exhibit A attached hereto) shall continue to vest and settle, and to the extent applicable, become exercisable, on the same future vesting and settlement dates that apply to such Equity Award as of immediately prior to the Separation Date through the end of the Board Term, subject to

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Executive’s continued service with the Company, and further subject to any required delay under Section 18 of this Agreement. The portion of each Equity Award that is scheduled to vest and settle after the end of the Board Term immediately will be forfeited at no cost to Parent or the Company as of the Separation Date as set forth on Exhibit A.

b.                     With respect to the Equity Award granted in 2019 that becomes eligible to vest based on achievement of 2019 performance objectives previously established by the Board, such performance objectives will be achieved at the same achievement percentage level determined by the Board for the other 2019 performance-based equity awards issued by Parent, and based on the Board’s assessment of the achievement of those performance metrics.  This assessment is expected to occur during the first quarter of fiscal 2020.

c.                      Any Equity Award that is a vested and outstanding stock option shall remain exercisable through the date that is 12 months following the end of the Board Term, subject to earlier termination upon a change in control or similar transaction as may be provided under the applicable Equity Documents. In no event will a stock option be exercisable following its original 10-year maximum term.

d.                     All other terms of the Equity Documents shall continue to apply to the Equity Awards.

3.         Benefits.  Executive’s health insurance benefits shall cease on January 31, 2020, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.         Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, shares, equity awards, vesting, and any and all other benefits and compensation due to Executive.

5.         Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and/or Parent, and their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

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a.          any and all claims relating to or arising from Executive’s employment relationship with Parent or the Company and the termination of that relationship;

b.         any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of Parent shares, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.          any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.         any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.          any and all claims for violation of the federal or any state constitution;

f.          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.         any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.         any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law.  Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.  This release does not extend to any of Executive’s indemnification and advancement rights granted by Parent or the Company pursuant to any indemnification agreement previously entered into with either Parent or the Company or by applicable law.

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6.         Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.         California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

8.         No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.         Trade Secrets; Confidential Information/Company Property; Insider Trading Policy.  Executive acknowledges that, separate from this Agreement, Executive remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive acknowledges that the Company will not enforce the post-employment restrictions in

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Section 5 (“Non-Recruiting Covenant”) of the Confidentiality Agreement; provided, however, that Executive remains bound by all other continuing obligations under the Confidentiality Agreement, including Executive’s confidentiality obligations thereof. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company (with the exception of a copy of the Executive Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.   Executive acknowledges and agrees to continue to abide by the terms and conditions of Parent’s Insider Trading Policy in accordance with its terms.

10.       No Cooperation.  Subject to the Protected Activity provision, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

11.       Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission,  including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity under prong (i) of this section, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement.  In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret

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information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.       Mutual Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department. Parent and the Company agree to refrain from any disparagement, defamation, libel or slander of Executive. Executive understands that the obligations of Parent and the Company under this paragraph extend only to their current executive officers and members of their board of directors and only for so long as each officer or member is an employee or directors, as applicable of the Company. Protected Activity is expressly excluded from this paragraph.

13.       Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or of any provision of the Confidentiality Agreement (except the post-employment restrictions in Section 5 (“Non-Recruiting Covenant”) of the Confidentiality Agreement) shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

14.       No Admission of Liability.  Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15.       Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.       ARBITRATION.  EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SAN MATEO COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION

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RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

17.       Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

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18.       Section 409A.  It is intended that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent.  The Parties agree that Executive’s termination of employment on the Separation Date constitutes a “separation from service” within the meaning of Section 409A.  If, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which means that the Executive will receive payment on the date that is six months and one day following the Executive’s separation from service, or, if earlier, the Executive’s death (such date, the “Delayed Payment Date”).  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Parent or the Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will any member of Parent or the Company be obligated to reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.  “Deferred Payments” means any severance pay or benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

19.       Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.       Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.       Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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22.       Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, Section 6 of the COC Agreement, and the Equity Documents, except as otherwise modified or superseded herein. Nothing in this Agreement shall alter Executive’s indemnification and advancement rights granted by Parent or the Company pursuant to any indemnification agreement Executive previously entered into with either Parent or the Company or by applicable law.

23.       No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

24.       Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

25.       Effective Date.  Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

26.       Counterparts.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

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27.       Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)        Executive has read this Agreement;

(b)        Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)        Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)        Executive is fully aware of the legal and binding effect of this Agreement; and

(e)        Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MICHAEL TUCHEN, an individual

Dated:	January 8	, 2020	/s/ Michael Tuchen
Michael Tuchen

TALEND, INC.

Dated:	January 8	, 2020	By	/s/ Christal Bemont
Christal Bemont
Chief Executive Officer

TALEND S.A.

Dated:	January 8	, 2020	By	/s/ Christal Bemont
Christal Bemont
Chief Executive Officer

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Exhibit A

Schedule of Unvested Equity Awards

Plan Name	Grant Date	Award Name	Grant Price EUR	Original Expiry Date	Employee Grant Number	Total Shares Granted	Outstanding Unvested and Eligible to Vest After the Separation Date	Outstanding Unvested and Forfeited on the Separation Date	Vest Schedule Name
2016 Option Plan	08-Jul-2016	Option Award (NQ) - Talend Inc.	€14.46	06-Jul-2026	40	132,026	19,804	0	1/5th on 7/1/2017 and then quarterly for 4 more years
2016 Free Share Plan	03-May-2017	PRSU - Talend Inc.	€0.00	03-May-2099	6026	133,038	16,630	0	25% after anniversary then quarterly for 3 more years
2017 Free Share Plan	02-Mar-2018	RPSU - Talend Inc.	€0.00	02-Mar-2028	6861	35,778	35,778	0	40% at 2 years then quarterly for 2 more years.*
2017 Free Share Plan	02-Mar-2018	PRSU - Talend Inc.	€0.00	02-Mar-2028	6869	71,556	22,182	0	40% at 2 years then quarterly for 2 more years*
2018 Free Share Plan	22-Feb-2019	RRSU - Talend Inc.	€0.00	22-Feb-2029	8304	61,112	61,112	13,750	40% at 2 years then quarterly for 2 more years**
2018 Free Share Plan	22-Feb-2019	PPSU - Talend Inc.	€0.00	22-Feb-2029	8312	122,222	122,222**	27,500**	40% at 2 years then quarterly for 2 more years - Performance 2019**

*Shares subject to earlier vesting upon certain terminations of employment occurring before 2 years as set forth in the applicable award agreement.

** Share number subject to adjustment based on actual performance for 2019 PSUs pursuant to Section 2(b) of the Agreement.

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